As filed with the Securities and Exchange Commission on May 3, 2023

Registration No. 333-254280

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-3 REGISTRATION STATEMENT NO. 333-254280

UNDER THE SECURITIES ACT OF 1933

Maxar Technologies Inc.

(Exact name of registrant as specified in its charter)

Delaware	83-2809420
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1300 W. 120th Avenue Westminster, Colorado 80234 (303) 684-7660 (Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

James C. Lee

Senior Vice President, General Counsel and Corporate Secretary

Maxar Technologies Inc.

1300 W. 120th Avenue

Westminster, Colorado 80234

(303) 684-7660

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

James R. Griffin, Esq.

Weil, Gotshal & Manges LLP

200 Crescent Court, Suite 300

Dallas, Texas 75201

(214) 746-7779

Jonathan Wood, Esq.

Weil, Gotshal & Manges LLP

110 Fetter Lane

London EC4A 1AY, United Kingdom

+44 20 7903 1535

and

Ramona Y. Nee, Esq.

Weil, Gotshal & Manges LLP

100 Federal Street, Floor 34

Boston, MA 02110

(617) 772-8337

Approximate date of commencement of proposed sale to the public: Not Applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 1 relates to the following Registration Statement on Form S-3 (the “Registration Statement”) filed by Maxar Technologies Inc., a Delaware corporation (the “Company”), with the U.S. Securities and Exchange Commission (the “Commission”):

•	Registration Statement No. 333-254280, filed with the Commission on March 15, 2021, registering (i) shares of common stock of the Company, $0.0001 par value per share (“Common Stock”), (ii) shares of preferred stock of the Company, $0.0001 par value per share (“Preferred Stock”) and (iii) warrants to purchase Preferred Stock or Common Stock.

Pursuant to the Agreement and Plan of Merger, dated as of December 15, 2022 (the “Merger Agreement”), by and among the Company, Galileo Parent, Inc., a Delaware corporation (“Parent”), Galileo Bidco, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”) and Galileo Topco, Inc., a Delaware corporation and an indirect parent of Parent (solely for the purposes set forth in the Merger Agreement), Merger Sub merged with and into the Company with the Company surviving the merger as a wholly owned subsidiary of Parent (the “Merger”).

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering, the Company removes and withdraws from registration all securities registered pursuant to the Registration Statement that remain unsold as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities, and the Company hereby terminates the effectiveness of the Registration Statement.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westminster, State of Colorado, on this 3rd day of May, 2023.

MAXAR TECHNOLOGIES INC.

By:	/s/ Biggs Porter
Name:	Biggs Porter
Title:	Chief Financial Officer

Pursuant to the Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement.